SPARX GROUP

CODE OF ETHICS

February 2006

SPARX Group(1)

Code of Ethics
February 2006

___________________
(1) SPARX Group includes SPARX Asset Management Co., Ltd. (“SAM”), SPARX Investment & Research, USA, Inc. (“SIR”), SPARX Asset Management International, Ltd. (SAMI) (UK) (“SAMI”), SPARX Global Strategies, Inc. (“SGS”), SPARX Securities Co. Ltd. (Japan) (“SSCO”), SPARX Securities, USA, LLC (“SSUSA”), SPARX International (Hong Kong) Limited (Hong Kong) (“SIHK”), SPARX Overseas Ltd. (Bermuda) (“SOL”), Cosmo Investment Management Co., Ltd.

SPARX was founded with a vision to “become the most trusted and respected investment company in the world”. Our aim is to be a premier global company, recognized by investors worldwide for our fundamental principles and our passion for excellence and integrity. Our sense of fiduciary responsibilities to our clients must be given the highest of priorities within the entire SPARX Group. Although we have a dedicated team of compliance professionals, each and every employee is expected to embrace the spirit of best practices and is required to adhere to the global standards that apply to our business. All SPARX employees are required to work in a manner that seeks to strengthen and fulfill our vision.

This Code of Ethics (“Code”) has been adopted by all SPARX Group affiliated companies and is designed to comply with the laws and regulations in the various countries where SPARX conducts business.

The Code establishes rules of conduct for all SPARX employees (“SPARX employees” or “employees” includes, all full time employees of SPARX, including directors, auditors, consultants, advisers and temporary workers and executive officers) and is designed to, among other things, govern personal securities trading activities in the accounts of SPARX employees.  The Code is based on the principle that we, as employees owe a fiduciary duty to SPARX shareholders and our clients. Accordingly, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our clients. Both SPARX and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct.  Compliance with this section involves more than acting with honesty and good faith alone.  It means that SPARX has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

In meeting its fiduciary responsibilities to its clients, SPARX expects every employee to demonstrate the highest standards of ethical conduct for continued employment with SPARX.  Strict compliance with the provisions of the Code shall be considered a basic condition of employment with SPARX.   Our reputation for fair and honest dealing with our clients has taken considerable time to build.  This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients.  Employees are urged to seek the advice of their local Legal & Compliance team (“Legal & Compliance”) for any questions about the Code or the application of the Code to their individual circumstances.  Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment.

The provisions of the Code are not all-inclusive.  Rather, they are intended as a guide for employees of SPARX.  In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with their local Legal & Compliance Team.  Legal & Compliance may grant exceptions to certain provisions contained in the Code only in those situations when it is clearly beyond dispute that the interests of our clients will not be adversely affected or compromised.  All questions arising in connection with personal securities trading should be resolved in favor of the client...

As employees of a financial services company, we must always be cognizant of our fiduciary duties to:

•	Place the interests of our Clients first. In other words, as a fiduciary we must scrupulously avoid serving our own personal interests ahead of the interests of our clients. We may not cause a client to take action, or not to take action, for our personal benefit rather than the benefit of the client.

•	Conduct all of our personal securities transactions in full compliance with this Code. SPARX encourages you and your family to develop personal investment programs. However, you must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code. In addition, you must comply with the policies and procedures set forth in the SPARX Insider Trading Policy and Procedures. Questions regarding these policies and procedures should be addressed to Legal & Compliance.

Any questions pertaining to the SPARX Group Code of Ethics should be addressed to your local Legal & Compliance contact listed below:

SAM:	Kenji Nishiyama / Tamami Sakurai -+81-3-5437-9866 / 8266

SIR, SSUSA and SOL:	Laurie Steinfeld / Kevin Medina - +1-212-452-5000

SAMI and SIL:	Victoria Jamieson - +44-(0)-207-297-4000

SIHK:	Sherri Egbert - +441-299-5807-9071

SGS:	Dori Baba - +1-808-931-2050 / Kevin Medina - +1-212-452-5000

Cosmo:	Heeku Byun - 82-2-570-1660

SCP:	Koh Yoshizawa - +81-3-5437-9805

SSCO:	Kenichi Kazumi - +81-3-5435-8241

A. Personal Trading

I. Personal Trading — General Provisions

You may not engage in, or permit any other person or entity to engage in, any purchase or sale of any security of which you have, or by reason of the transaction will acquire, Beneficial Ownership, unless

•	the transaction is in an exempt security;
•	the transaction is an Exempt Transaction; or
•	you have complied with the procedures set forth in the Code.

An employee has a beneficial interest in a security or account if he or she has the power to vote or sell the security and has a direct or indirect pecuniary interest in that security or account.

II. Scope of Personal Trading Restrictions

a. Covered Securities

The following list identifies the “Securities” that are deemed subject to the requirements of the Code:

Any note, stock, treasury stock, or bond. The purchase or sale of a Security includes, among other things, the writing of an option to purchase or sell a Security. It also includes security futures and futures and options on any group or index of Securities.

b. Proprietary Mutual Funds

Purchases and Sales of the SPARX Japan Fund, and any other proprietary fund currently advised or sub-advised by a SPARX Group company.

c. Non-Japanese SPARX Group Companies – Japanese and Korean Securities Only

SPARX currently only purchases and sells for client accounts and/or provides investment advice on Japanese and Korean securities, instruments, or transactions. While this may change in the future, the requirements set forth below concerning your personal trading restrictions are related to Japanese and Korean Equities only. That being said, please keep in mind that certain quarterly and annual reporting requirements apply to all securities beneficially held by you or someone in your household.

d. Japanese SPARX Group Companies and Cosmo Investment Management Co., Ltd. – ALL Securities

The requirements set forth below apply to ALL securities, traded in Japan or any other country for all Japanese SPARX Group companies, including, SPARX Asset Management Co., Ltd., SPARX Securities Co. Ltd. (Japan) and SPARX Capital Partners Co., Ltd.(“SCP”) and Cosmo Investment Management Co., Ltd.

e. Purchases and Sales of all hedge funds / private funds or fund of funds.

Please note that while there is no exact definition of the term “hedge fund”, they can generally be described as any unregistered, privately-offered, managed pool of capital for wealthy, financially sophisticated investors (for example, long-short funds, funds invested in derivatives, arbitrage, etc.)

f. Accounts –

All Beneficially Owned Securities Accounts held by SPARX employees are subject to the policies and procedures herein. Beneficially Owned Securities Accounts include accounts maintained under the name of any employee; accounts having a direct/indirect interest with any employee; accounts maintained under the name of a spouse or a person having a first-degree kinship (accounts help in an employee’s children’s name) with an employee and sharing the same household with such employee and such employee facilitates purchase/sell orders or settlements for his/her spouse or such kin.

US Employees ONLY

US Employees wishing to open a new brokerage account must complete a SPARX Group New Brokerage Account Request Form. Please see Legal & Compliance for a copy of the form.

f. Prohibited Transactions

Non-Japanese SPARX Group Companies — Japanese and Korean Securities Only

Options, warrants, futures, short-selling and credit transactions, involving Japanese and Korean securities are strictly prohibited. (See below for additional information).

Japanese SPARX Group Companies

Options, warrants, futures, short-selling and credit transactions, are strictly prohibited.

III. Exempt Securities and Transactions

The following are Securities and transactions that are exempt from the requirements under the Code (“Exempt Securities”):

•	Non-Japanese SPARX Group Companies ONLY — Non-Japanese and non-Korean Securities (for example, securities traded in the U.S., U.K. or issued by U.S. or U.K. Issuers), unless such Non-Japanese and non-Korean Securities are traded in by SPARX or otherwise on a restricted trading list duly adopted at SPARX;

•	Securities issued by a government, banker’s bills, CD’s and other cash equivalents, publicly offered investment funds;

•	Purchases and sales of open and closed end mutual funds not advised or sub-advised by SPARX or an affiliated SPARX Group company;

•	Purchases of Securities under dividend reinvestment plans;

•	Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Ownership;

•	Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership;

•	Dispositions of Securities of a private issuer, subject to the restrictions on participation in private placements set forth in the Code under Private Placements;

•	Other specific transactions as may be exempted by Legal & Compliance based upon a determination that the transaction does not interfere or appear to interfere with making decisions in the best interest of our clients. All requests to exempt a transaction must be in writing and forwarded to the designated Legal & Compliance Team Member for approval prior to execution of the transaction.

IV. Preclearance of Personal Securities Transactions

Preclearance Requirements

1)	All employees, must preclear all covered personal securities transactions by submitting a completed PreClearance Request Form to Legal & Compliance. Please keep in mind, however, that for Non-Japanese SPARX Group Companies, only transactions in Japanese and Korean securities need to be pre-cleared; for Japanese Group companies, all securities transactions must be pre-cleared.

2)	Please note that in Korea, unless otherwise provided by Korean regulations, employees in Korea are prohibited from trading Korean securities. Korean regulations, however, do allow employees to trade securities in certain so called “tax savings accounts”. Transactions in these accounts must be pre-cleared by Legal & Compliance.

Exempt Securities and Exempt Transactions, as defined in the Code as well as the local rule (see below), are not subject to preclearance requirements

3)	Securities may not be purchased or sold by an employee if, at the time of preclearance, there is a pending buy or sell order on the relevant trading desk on behalf of clients in the same Security or an equivalent Security.

4)	The Securities may not be purchased or sold if, at the time of preclearance, you are aware or should be aware that a client would be trading in the same security or an equivalent Security on the same day.

5)	Employees are prohibited from purchasing or selling Securities during the period beginning 7 calendar days before a client trade in the same or equivalent security

V. Approval of Personal Securities Transactions

Legal & Compliance will review all preclearance forms to ensure no conflict or appearance of conflict exists. Once Legal & Compliance is satisfied that no conflicts exist, approval will be granted. Approvals are effective only on the day approval has been granted. If the approved trade is not executed, a new preclearance form must be submitted and approval granted for you to execute the trade.

Pre-clearance for Employees wishing to trade SPARX stock is good for two business days..

SPARX SECURITIES Co., Ltd. Employees ONLY

Approvals are effective for two days.

Every effort will be made to approve or reject all requests to preclear securities transactions in a timely manner. Employees must understand, however, that approvals may be delayed due to time differences between offices.

VI. Initial Public Offerings

No employee shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, without the prior written approval of Legal & Compliance who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the employee’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

VII. Hedge Funds / Private Funds

Employees may not acquire Beneficial Ownership of any hedge fund / private fund unless prior written approval from Legal & Compliance has been granted. Approval will not be given unless a determination is made that the investment opportunity should not be reserved for one or more Advisory Clients, and that the opportunity to invest has not been offered to you solely by virtue of your employment. Please see your Local Legal & Compliance Team for a copy of the form for requesting hedge fund / private fund approval.

Employees who have acquired Beneficial Ownership of Securities in a hedge fund / private fund,, must disclose the investment if the employee plays a part in any consideration of an investment by an Advisory Client in the issuer of the Securities, and any decision to make such an investment must be independently reviewed by Legal & Compliance who must not have Beneficial Ownership of any Securities of the issuer.

Please see your Local Legal & Compliance Team for a copy of the Hedge Fund / Private Fund Preclearance Form

VIII. Short-Term Trading Profits

Employees may not profit from the purchase and sale, or sale and purchase, within 6 months of the same securities or equivalent Securities (other than Exempt Securities) of which you have Beneficial Ownership. Any such short-term trade must be unwound, or if that is not practical, the profits must be contributed to a charitable organization.

You are considered to profit from a short-term trade if Securities of which you have Beneficial Ownership are sold for more than the purchase price of the same Securities or equivalent Securities, even though the Securities purchased and the Securities sold are held of record or beneficially by different persons or entities.

SPARX SECURITIES Co., Ltd. Employees ONLY

Employees may not profit from the purchase and sale, or sale and purchase, within 3 months of the same securities or equivalent Securities (other than Exempt Securities) of which you have Beneficial Ownership. Any such short-term trade must be unwound, or if that is not practical, the profits must be contributed to a charitable organization.

You are considered to profit from a short-term trade if Securities of which you have Beneficial Ownership are sold for more than the purchase price of the same Securities or equivalent Securities, even though the Securities purchased and the Securities sold are held of record or beneficially by different persons or entities.

IX. Trading Restriction in Open-End Mutual Funds – US Employees ONLY

Excessive Trading

Excessive trading in registered open-end investment companies is strictly prohibited (i.e., the SPARX Japan Fund). No employee may engage in transactions that are in violation of a fund’s stated policy as disclosed in its prospectus and statement of additional information.

Excessive trading in mutual funds where SPARX or an affiliated SPARX Group company is the Adviser or Sub-Adviser is also strictly prohibited.

Employees may not purchase and sell, or sell and purchase the same mutual fund, in any 2 month period, regardless of whether those transactions occurred in a single account or across multiple accounts in which the employee has beneficial interest.

This prohibition will not apply with respect to automatic reinvestments of dividends, income or interest received from the mutual fund.

X. Trading SPARX Asset Management Co., Ltd. Stock

Employees of SPARX may not trade its securities for a 6-month period commencing from the date of transaction, shall submit a preclearance form to Legal & Compliance in advance and transactions shall be made only through the approved brokers.

This 6-month holding period does not apply to employees wishing to exercise SAM stock options who then wish to sell out of the position as soon as practically possible..

XI. Reporting and Certification

A. Initial Reporting and Certification for New Employees

Within 10 days following the commencement of employment at SPARX or its affiliates, all employees are required to complete and submit the Initial Acknowledgement Certification and the Initial Listing of Personal Securities Holdings and Brokerage Accounts forms to Legal & Compliance.

Please see your Local Legal & Compliance Team for a copy of the Initial Acknowledgement Certification and the Initial Listing of Personal Securities Holdings and Brokerage Accounts forms.

B. Quarterly Transactional Reporting for Non-Designated Broker Account(s)

Any employee that maintains a brokerage or trading account with a non-designated broker (see below) AND does not have duplicate copies of account statements and transactional confirmations being sent directly to the attention of their local Legal & Compliance team, must complete and submit a Quarterly Transaction Report for all trades previously pre-cleared by Legal & Compliance.

Annual Reporting and Certification

All “active” employees are required to complete and submit the Annual Listing of Securities Holdings and Certification of Compliance of Code of Ethics to Legal & Compliance in a month following the end of the calendar year. Concerning US employees, completion and submission of the form within 10days following the end of the calendar year is required. Such annual listing may be replaced by a duplicate copy of those reports on the trading records and /or the statement of the account balances regularly provided by the broker with which each of the employees hold his/her account.

XII. Use of Broker-Dealers and Brokerage Accounts – US EMPLOYEES ONLY

To assist in the implementation of the Code and to aid in meeting regulatory requirements, all US employees of SPARX are encouraged to maintain all brokerage and trading accounts in which they have an interest, with a preferred broker. Please see Legal & Compliance for more information.

Exceptions:

Limited exceptions will be granted on a case-by-case basis. Employees must consult with Legal & Compliance for more information.

Accounts that are 1) fully managed by a third party, 2) exclusively hold Exempt Securities, and/or 3) are held at a mutual fund company, need not comply with the Code’s reporting requirements.

XIII. Books and Records

SPARX is required to maintain records, at the end of each of its fiscal quarters, of each employee’s personal securities trades, including any securities traded that such person has a beneficial interest in. Again, an employee has a beneficial interest in a security if he or she has the power to vote or sell the security and has a direct or indirect pecuniary interest in that security. These records allow Legal & Compliance to determine whether or not SPARX or any of its employees have effected transactions for their account in the same securities recommended or transacted on behalf of clients.

In addition to information that is required to be reported throughout the year, SPARX shall maintain and preserve in an easily accessible place, the following; (electronically or in hard copy):

•	A copy of this Code, or any other Code of Ethics, which have been effective within the previous 5 years.

•	A record of any violation of this Code and of any action taken as a result of such violation for a period of 5 years following the end of the reporting year in which the violation occurs.

•	A record of any decision, and the reasons supporting the decision, that were used to approve an employee’s trade that was deemed an exception to the provisions of this Code.

•	A copy of each report submitted under this Code for a period of 5 years.

•	A list of all persons who are, or within the past 5 years were, subject to the reporting requirements of the Code.

XIV. Remedial Actions

SPARX reserves the right to cancel any trade (without prior notice and at the employee’s expense) or to instruct you to cancel a trade at your expense. SPARX may suspend or revoke your trading privileges at any time. Employee trading violations can result in penalties ranging from cancellation of an offending trade to termination of your employment. Any loss from an unauthorized or inappropriate trade will be charged to the employee and any profits may be forfeited to a charity of the employee’s choice. Violations may also lead to civil or criminal proceedings and penalties. Failure to pre-clear trades, comply with any of the reporting requirements, or the filing of false or misleading information may result in sanctions including fines. All fines collected will be donated to an approved charity. Any remedial action taken is at the discretion of Legal & Compliance.

XV. Duty of Confidentiality

Unless legally required, SPARX will not distribute or disclose, personal securities information or any personal information reported to SPARX by officers and employees.

B. Additional Personal Compliance Issues

I. Gift and Entertainment Policy

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest problem.  SPARX employees are generally restricted from receiving gifts from clients or prospective clients, or from accepting gifts in consideration for comments made in a public forum or to the media. If a gift is received, it must be immediately reported to Legal & Compliance.

SPARX Group employees may from time to time receive unsolicited gifts from clients, vendors, and/or brokers. Please note that accepting such gifts is not a violation of the Code of Ethics, but employees are required to report such gifts to Legal & Compliance. Legal & Compliance will retain such reports in a Gift and Entertainment file to document that such gifts in no way gave rise to a conflict or perceived conflict of interest.

Additionally, providing public servants with gifts of entertainment is also strictly prohibited. This also applies to providing gifts to those considered to be working in a public service by law (including executives at pension fund investment trusts.

“Entertainment” can generally be described as dinner, sporting events and/or trips provided by clients, vendors or brokers. SPARX employees are generally restricted from accepting “entertainment”, but SPARX recognizes, in limited circumstances, it is necessary to carry on the business of SPARX. Please note that accepting such “entertainment” is not a violation of the Code of Ethics, but employees are required to report instances to Legal & Compliance.

II. Confidential Client Information

In the course of business, SPARX may regularly gain access to information about its clients.  Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by SPARX to clients, and data or analyses derived from such information (collectively referred to as “Confidential Client Information”).  All Confidential Client Information, whether relating to current or former SPARX clients, is subject to the Code’s policies and procedures.  Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information All information regarding SPARX clients must be kept stricly confidential.   Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction.  SPARX does not share Confidential Client Information with any third parties, except in the following circumstances:

•	As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. SPARX will require that any financial intermediary, agent or other service provider utilized by SPARX comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by SPARX only for the performance of the specific service requested;

•	As required by regulatory authorities or law enforcement officials who have jurisdiction over SPARX, or as otherwise required by any applicable law.

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All SPARX employees are prohibited, either during or after the termination of their employment with SPARX, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above.  Employees are permitted to disclose Confidential Client Information only to such other employees who need to have access to such information to deliver services to the client.

Employees are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with SPARX must return all such documents to SPARX.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible dismissal, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

SPARX enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The firm restricts access to Confidential Client Information to those employees who need to know such information to provide services to clients;

•	Any employee who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

•	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by employees in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

SPARX Proprietary Confidential Information

All SPARX employees are prohibited, from disclosing any information concerning SPARX, including but not limited to information regarding its asset management business, research, trading, forecasts, management and financial information, to any person or entity outside the firm, including family members.

III. Outside Employment / Board of Director Service

Employees wishing to accept or maintain employment outside of SPARX with any other firm must receive prior written permission to do so from Legal & Compliance. “Employment outside of SPARX”, may generally be defined as jobs or positions in which the employee is compensated for their service. SPARX expects all employees to dedicate themselves to the business of SPARX. To that end, SPARX believes outside employment in addition to SPARX may interfere with what the employee was hired to do at SPARX, and more importantly, may interfere with our fiduciary obligations to our clients. Any questions concerning this policy should be directed to Legal & Compliance.

Employees who wish to accept offers to serve as Board members on publicy traded companies must also receive prior written permission to do so from Legal & Compliance.

IV. Reporting Violations and Sanctions

All employees shall promptly report to Legal & Compliance all apparent violations of the Code and all apparent violations of any SPARX Group policy or procedure.

Legal & Compliance shall promptly report to their local board of directors all apparent material violations of the Code, or policy and procedure.  When Legal & Compliance finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of these procedures or local regulations, Legal & Compliance may, in their discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

The board of directors shall consider reports made to it hereunder and shall determine whether or not the Code or SPARX Group policy or procedure has been violated and what sanctions, if any, should be imposed.  Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

V. Record Retention

Legal & Compliance shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any code of ethics adopted by SPARX pursuant to any local rule or regulation which is or has been in effect during the past five years;

•	A record of any violation of the Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a SPARX employee which shall be retained for five years after the individual ceases to be an employee

•	A copy of each report made pursuant to the Code, including any brokerage confirmations and account statements made in lieu of these reports;

•	A list of all persons who are, or within the preceding five years have been, access persons;

VI. Anti-Money Laundering

It is SPARX Group’s policy to prohibit and actively prevent money laundering and any activity that facilitates money laundering or the funding of terrorist or criminal activities. Money laundering is generally defined as engaging in acts designed to conceal or disguise the true origins of criminally derived proceeds so that the unlawful proceeds appear to have derived from legitimate origins or constitute legitimate assets.

Generally, money laundering occurs in three stages. Cash first enters the financial system at the “placement” stage, where the cash generated from criminal activities is converted into monetary instruments, such as money orders or traveler’s checks, or deposited into accounts at financial institutions. At the “layering” stage, the funds are transferred or moved into other accounts or other financial institutions to further separate the money from its criminal origin. At the “integration” stage, the funds are reintroduced into the economy and used to purchase legitimate assets or to fund other criminal activities or legitimate businesses.

Terrorist financing may not involve the proceeds of criminal conduct, but rather an attempt to conceal the origin or intended use of the funds, which will later be used for criminal purposes. Accordingly, SPARX will comply with all applicable laws and regulations designed to combat money laundering activity and terrorist financing and will cooperate with the appropriate authorities in efforts to prevent any such misuse of the securities markets. Every employee is required to act in furtherance of this policy statement to protect SPARX from exploitation by money launderers or terrorists.

VII. Business Continuity Plan

SPARX Group is committed to responding to a Significant Business Disruption (SBD) by safeguarding employees’ lives and firm property, making a financial and operational assessment, quickly recovering and resuming operations, protecting all of the firm’s books and records, and allowing our customers to transact business. In the event that we determine we are unable to continue our business, we will assure customers prompt access to their funds and securities.

Each SPARX Group company has a Business Continuity Plan in place. SPARX employees are required to make become familiar with the Plan and to ask questions to the Chief Compliance Officer if necessary. Please contact Legal & Compliance for additional information and a copy of your office’s Plan.

C. SPARX Group Insider Trading Policy and Procedures

I. Policy Statement on Insider Trading

A.       Policy Statement on Insider Trading

It is SPARX’ policy to prohibit any of their officers, directors or employees from trading, either personally or on behalf of others (such as, mutual funds and private accounts managed by a SPARX Group company), on the basis of material non-public information or communicating material non-public information to others in violation of the regulations and laws. This conduct is frequently referred to as “insider trading”.

The term “insider trading” is not specifically defined in the various securities laws which SPARX operates within. Generally it is used to refer to a situation when a person trades while in possession of material non-public information or communicates material non-public information to others in breach of a duty of trust or confidence.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(1)	trading by an insider, while aware of material, non-public information; or

(2)	trading by a non-insider, while aware of material, non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

(3)	communicating material, non-public information to others in breach of a duty of trust or confidence.

This Policy applies to all SPARX employees, officers and directors (direct or indirect) (‘employees”) as well as to any transactions in any securities participated in by family members, or trusts or corporations controlled by such persons. In particular, this Policy applies to securities transactions by:

•	the employee's spouse;
•	the employee's minor children;
•	any other relatives living in the employee's household;
•	a trust in which the employee has a beneficial interest, unless such person has no direct or indirect control over the trust;
•	a trust as to which the employee is a trustee;
•	a revocable trust as to which the employee is a settlor;
•	a corporation of which the employee is an officer, director or
•	10% or greater stockholder; or
•	a partnership of which the employee is a partner (including most investment clubs) unless the employee has no direct or indirect control over the partnership.

II. Material Information

Trading on inside information is not a basis for liability unless the information is deemed to be material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Although there is no precise, generally accepted definition of materiality, information is likely to be “material” if it relates to significant changes affecting such matters as:

•	dividend or earnings expectations;
•	write-downs or write-offs of assets;
•	additions to reserves for bad debts or contingent liabilities;
•	expansion or curtailment of company or major division operations;
•	proposals or agreements involving a joint venture, merger, acquisition; divestiture, or leveraged buy-out;
•	new products or services;
•	exploratory, discovery or research developments;
•	criminal indictments, civil litigation or government investigations;
•	disputes with major suppliers or customers or significant changes in the relationships with such parties;
•	labor disputes including strikes or lockouts;
•	substantial changes in accounting methods;
•	major litigation developments;
•	major personnel changes;
•	debt service or liquidity problems;
•	bankruptcy or insolvency;
•	extraordinary management developments;
•	public offerings or private sales of debt or equity securities;
•	calls, redemptions or purchases of a company’s own stock; issuer tender offers; or
•	recapitalizations.

III. Non-Public Information

In order for issues concerning insider trading to arise, information must not only be “material”, it must be “non-public”. “Non-public” information is information which has not been made available to investors generally. Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an “insider” is also deemed “non-public” information.

At such time as material, non-public information has been effectively distributed to the investing public, it is no longer subject to insider trading restrictions. However, for “non-public” information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace.

Material non-public information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to a research analyst or a favored group of analysts retains its status as “non-public” information which must not be disclosed or otherwise misused. Similarly, partial disclosure does not constitute public dissemination. So long as any material component of the “inside” information possessed by SPARX has yet to be publicly disclosed, the information is deemed “non-public” and may not be misused.

Information Provided in Confidence. It is possible that one or more directors, officers, or employees of SPARX may become temporary “insiders” because of a duty of trust or confidence. A duty of trust or confidence can arise: (1) whenever a person agrees to maintain information in confidence; (2) when two people have a history, pattern, or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the person communicating the material non-public information expects that the recipient will maintain its confidentiality; or (3) whenever a person receives or obtains material non-public information from certain close family members such as spouses, parents, children and siblings. For example, personnel at SPARX may become insiders when an external source, such as a company whose securities are held by one or more of the accounts managed by SPARX, discloses material, non-public information to SPARX portfolio managers or analysts with the expectation that the information will remain confidential.

As an “insider”, SPARX has a duty not to breach the trust of the party that has communicated the “material, non-public” information by misusing that information. This duty may arise because SPARX has entered or has been invited to enter into a commercial relationship with the company, client or prospective client and has been given access to confidential information solely for the corporate purposes of that company, client or prospective client. This duty remains whether or not SPARX ultimately participates in the transaction.

Information Disclosed in Breach of a Duty Employees of SPARX must be especially wary of “material, non-public” information disclosed in breach of corporate insider’s duty of trust or confidence that he or she owes the corporation and shareholders. Even where there is no expectation of confidentiality, a person may become an “insider” upon receiving material, non-public information in circumstances where a person knows, or should know, that a corporate insider is disclosing information in breach of a duty of trust and confidence that he or she owes the corporation and its shareholders. Whether the disclosure is an improper “tip” that renders the recipient a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. In the context of an improper disclosure by a corporate insider, the requisite “personal benefit” may not be limited to a present or future monetary gain. Rather, a prohibited personal benefit could include a reputational benefit, an expectation of a “quid pro quo” from the recipient or the recipient’s employer by a gift of the “inside” information.

A person may, depending on the circumstances, also become an “insider” or “tippee” when he or she obtains apparently material, non-public information by happenstance, including information derived from social situations, business gatherings, overheard conversations, misplaced documents, and “tips” from insiders or other third parties.

Given the potentially severe regulatory, civil and criminal sanctions to which you, SPARX and its personnel could be subject, any director, officer and employee uncertain as to whether the information he or she possesses is “material non-public” information should immediately take the following steps:

i.	Report the matter immediately to Legal & Compliance;

ii.	Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by SPARX; and

iii.	Do not communicate the information inside or outside the Company, without the approval of Legal & Compliance.

After Legal & Compliance has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication or will be allowed to trade and communicate the information.

Employees who are in receipt of Insider Information must complete the Inside Information Notification form and submit it to Legal & Compliance without delay.

Please see your Local Legal & Compliance Team for a copy of the SPARX Group Inside Information Notification Form.

IV. Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties may include: civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation and fines for the employer or other controlling person.

In addition, any violation of this policy statement can be expected to result in serious sanctions by SPARX, including dismissal of the person or persons involved.

V. Procedures to Implement the Policy Against Insider Trading

A.       Procedures to Implement the Policy Against Insider Trading

The following procedures have been established to aid the officers, directors and employees of SPARX in avoiding insider trading, and to aid SPARX in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of SPARX must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

VI. Trading Restrictions and Reporting Requirements

1.	No employee, officer or director of SPARX who is aware of material non-public information relating to SPARX, may buy or sell any securities of SPARX, or engage in any other action to take advantage of, or pass on to others, such material non-public information.

2.	No employee, officer or director of SPARX who is aware of material non-public information which relates to any other company or entity in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the federal securities laws may buy or sell securities of that company or otherwise take advantage of, or pass on to others, such material non-public information.

3.	No employee, officer or director of SPARX shall engage in a securities transaction with respect to the securities of SPARX, except in accordance with the specific procedures published from time to time by SPARX.

4.	No employee shall engage in a personal securities transaction with respect to any securities of any other company, except in accordance with the specific procedures set forth in the SPARX Group Code of Ethics.

5.	Employees shall submit reports concerning each securities transaction in accordance with the terms of the Code of Ethics and verify their personal ownership of securities in accordance with the procedures set forth in the Code of Ethics.

6.	Because even inadvertent disclosure of material non-public information to others can lead to significant legal difficulties, officers, directors and employees of SPARX should not discuss any potentially material non-public information concerning SPARX or other companies, including other officers, employees and directors, except as specifically required in the performance of their duties

B.       Firewall Procedures

Global best practices require the establishment and strict enforcement of procedures reasonably designed to prevent the misuse of “inside” information. Accordingly, you should not discuss material non-public information about SPARX or other companies with anyone, including other employees, except as required in the performance of your regular duties. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

C.       Resolving Issues Concerning Insider Trading

The laws governing insider trading are complex. If you have any doubts or questions as to the materiality or non-public nature of information in your possession or as to any of the applicability or interpretation of any of the foregoing procedures or as to the propriety of any action, you must contact Legal & Compliance. Until advised to the contrary by Legal & Compliance, you should presume that the information is material and non-public and you should not trade in the securities or disclose this information to anyone.

SPARX GROUP Code of Ethics Initial Acknowledgment and Certification

I hereby certify that I have read and understand the attached SPARX GROUP Code of Ethics dated January, 2006 (the “Code”). Pursuant to such Code, I recognize that I must disclose or report all personal securities holdings and transactions required to be disclosed or reported thereunder and comply in all other respects with the requirements of the Code. I understand that any failure to comply in all aspects with the foregoing and these policies and procedures may lead to sanctions including dismissal. I hereby agree to abide by all of the Code’s requirements as it relates to my employment with SPARX.

Date: __________________________	______________________________ Signature ______________________________ Print Name

SPARX GROUP Annual Listing of Securities Holdings and Certification of Compliance

I hereby acknowledge that I have read and understand the SPARX Group Code of Ethics (the “Code”) and recognize the responsibilities and obligations incurred by my being subject to the Code. Furthermore, I certify that I have disclosed or reported all personal securities holdings and transactions required to be disclosed or reported, and complied in all other respects with the requirements of the Code.

A.	Brokerage Accounts Maintained: I maintain the following brokerage accounts or mutual fund accounts with brokerage facilities (list below or attach the most recent account statement containing ALL information required below):

Name on Account:	__________________________________________
Name of Brokerage Firm:	__________________________________________
Contact Person (if any):	__________________________________________
Account Number(s):	__________________________________________
Relationship to Account Holder:	__________________________________________

Use additional sheets if necessary.

B.	Securities Owned: Check the applicable box

|_|	Legal & Compliance has access to my transactions in Covered Securities that are held and traded in my personal securities account(s) and the brokerage firm that is providing duplicate copies of transactional confirmations and account statements for my personal securities account(s) to my local compliance department as shown above.

|_|	Legal & Compliance does not receive any securities holdings or transactional information on my beneficially owned account(s). Therefore, I have attached a list of all Covered Securities that are beneficially owned by me in such account(s) that are shown above.

_________________________________ Print Name	__________________________________ Signature/Date

SPARX GROUP Quarterly Transaction Report

As a SPARX Group Member, you are required to report your personal security transactional information to Legal & Compliance unless the personal security transaction(s), executed in your brokerage account(s), meets one of the following criteria:

1)	Your account is maintained with a designated broker whereby your local compliance department is aware of and has access to your personal security transactions via confirms and personal account statements;

2)	Your account is maintained with a non-designated broker that has been approved by your local compliance department whereby the compliance department is receiving duplicate copies of your transactional confirms and personal account statements; or

3)	Your quarterly security transactions involved securities that are exempt(2) from the reporting provisions pursuant to the SPARX Group Code even though such security transactions were executed in an account maintained with an approved non-designated broker that is unable to provide duplicate confirms or personal account statements.

____________________
(2) You do not have to report any transactions that were executed in the following securities: 1) U.S. Securities, 2) Government Securities, 3) Bank Certificates of Deposit, 4) Banker’s Acceptances, 5) Commercial Paper, 6) High Quality Short-Term Debt Instruments (including repurchase agreements), 7) U.S. Government Agency Securities, 8) Open-end investment companies (mutual funds and ETF’s) advised by an unaffiliated entity, 9) Closed-end investment companies unless managed by SPARX, and 10) Exchange traded futures and options on broadly-based indices. *This form is valid unless the local office designated.

Complete the section of this Form if you have effected a Covered Security transaction in your beneficially owned brokerage or trading account that does not meet any of the above criteria. You must provide this information on such security transactions to your local compliance department no later than the 15th calendar day following the end of the calendar quarter.

The following are my Covered Securities transactions that have not been reported to my local Compliance Department:

Date	Buy/Sell	Security Name (if applicable, interest & maturity date)	Number of Share/Principal Amount	Unit Price	Broker Name	Account Number

By signing this document, I am certifying that I have met the quarterly reporting requirements pursuant to the SPARX Code in regards to disclosing my beneficially owned brokerage account(s) and any securities transactions that were effected in such account(s) for this quarterly reporting period.

Name__________________________________ Signature_____________________________	Date ___/_____/_____

SPARX Group Outside Employment Notification Form

Members wishing to accept or maintain employment outside of SPARX with any other firm must receive prior written permission to do so from Board of directors. SPARX expects all Members to dedicate themselves to the business of SPARX. To that end, SPARX believes outside employment in addition to SPARX may interfere with what the Member was hired to do at SPARX, and more importantly, may interfere with our fiduciary obligations to our clients. Any questions concerning this policy should be directed to Legal & Compliance.

Please provide the following information;

Name of Firm: ___________________________________________________________

Job Title / Function: ______________________________________________________

Nature of Activity / Details of Job: ___________________________________________

________________________________________________________________________________

Do you receive compensation from the Firm:            YES / NO

Does the activity involve (or could it potentially involve) existing or perspective SPARX clients? YES / NO If YES, please provide details:

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

Date: __________________________	______________________________ Signature ______________________________ Print Name

SPARX GROUP Insider information Notification

Highly Confidential

Number _ (2005-01)	Date (Y/M/D):______________

To the Information Management Supervisor

Name        (                                                        )
Department (                                                        )

1. Name of Company and companies involved

Name: Code Number ( )

2. Contents of critical information Select from attached sheet, or specify it

Select from attached sheet or Specify in the column

3. How inside information received and the title of person the information given to you

4. Data received (Date and Time)

(YY/MM/DD) Time: AM/PM _____:

5. Date information is likely to go public

6. Fact of our SPARX attendance

Attended Not attended: If "Attended" describe the name of the participant

7. Fact of having passed the concerned information on to SPARX member after obtained.

Passed Not passed: If "Passed" fill in the reason

8. Do you need a availability to pass on the concerned information to other SPARX member

Yes, necessary No If "Yes", please describe the reason) Approval to pass the information to other SPARX member Approved by the Information Management Supervisor/Head of Legal & Compliance: Date:

Comment by Compliance
Watching period (trade sustention period in system)

From (YY/MM/DD) to (YY/MM/DD)

Confirmed by:
Authorized by:

* This form is valid unless the local office designated.

For the form F of number (2005-01)

Attached sheet

Fact of determination

1 Issue of equity finance
2 Capital decrease / Acquisition or disposal of treasury stock
3 Division of shares
4 Dividend increase/ decrease
5 M&A
6 Business alliance
7 Liquidation
8 Industrialization of new products & technology
9 Tie-up / Cancellation on business
10 Transfer and acquisition of the stocks with reshuffle of subsidiary company
11 Transfer / Acquisition of Fixed Assets
12 All or a part of operation abolition
13 Application for listing/ registration
14 Application of delisting
15 Application of registration cancellation
16 Motion of bankruptcy
17 Start of new business
18 Request of defensive purchase to stock

Fact of occurrence

1 The damage to be caused by a disaster / duties
2 Transfer of a main stockholder
3 A fact to cause de-listing from stock market
4 Claim on property rights, conclusion of lawsuit concerned.
5 Application of provisional disposition, decision of the provisional disposition concerned
6 Disposal, such as suspension of operation based on ordinance by administrative government agency.
7 Change of the parent company
8 Motion of bankruptcy
9 Dishonored bill and check, disposal of operation suspension by clearing house
10 Motion of bankruptcy on a parent – subsidiary company
11 Occurrence of dishonor on debtor / obligations of guarantee
12 Trade Suspension with major business counterparty.
13 Exemption / Undertaking of debt, Third party performance
14 Discovery of resources

alternation or modification to Financial information
Sales amount, the current profit or net income, other duties or a large change / revision of achievements expectation value

SPARX GROUP Acknowledgement Concerning Insider Information

To Legal & Compliance,

Date:     /   /

Name: _________________________________

Signature: ________________________________

I hereby pledge to observe the following matters to the Legal & Compliance

•	Information concerned is non-publicly opened material information, and I recognize that I may have an influence on the stock prices.

•	After the concerned information goes public, I make a prompt contact or report to the Legal & Compliance.

•	I consent that I do not make any order instruction to all funds managed by me, or issue research report of the company concerned, personal trading, and do not make a report until the concerned information is publicly disclosed and remove Chinese wall.

•	If the order instruction has already been in place by any chance, I consent that I shall cancel it at once, and accept the existing order would be cancelled. And also I agree that Chinese wall would be in place.

•	I consent that I manage the information carefully for not leaking the information to others until the concerned information is disclosed. In concrete term, the documents and floppies of concerned information shall be kept in the cabinet which only I can control and lock. As for PC, concerned information shall be saved into the file which only I have the access to open it.

•	As a general rule, it is assumed not to participate the in-house discussion of the concerned enterprises until the concerned information is publicly disclosed. In case of unavoidably participation, I shall not make any proposals for investment judgment of the concerned companies.

•	I understand that above items are to be compliance with law and any breaches may be a criminal offence.

•	I consent that the concerned insider information may influence not only the concerned company but also effect to companies involved.

* This form is valid unless the local office designated.

SPARX GROUP Gift and Entertainment Form

1.	Name: _________________________________ (Department : ______________________)

2.	Gift/hospitality : (1) gift Received (2) entertainment Received (3) gift provided (4) entertainment provided

3.	Attendance :	___________________________________ ___________________________________ ___________________________________	___________________________________ ___________________________________ ___________________________________

4.	Counterpart :	_______________________________________________________________________________

5.	Business relation : (1) Fund distributor (2) Beneficial owner/funds’ share holder (3) Client/Trustee (4) broker-dealer (5) Others (________________________________)

6.	What did you receive/provide (name of good: place) :
________________________________________________________________________________

________________________________________________________________________________

7.	Price/cost per a person : ___________________________________________________

Sign-off
Compliance	Supervisor	Person submitted

* This form is valid unless the local office designated.